Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Eileen VanEss

Central Garden & Pet Company

925.948.3686

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2010 FIRST QUARTER RESULTS

Improved Gross Margins and Lower Interest Expense Offset Sales Decline

WALNUT CREEK, CALIFORNIA, February 3, 2010 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its first quarter ended December 26, 2009.

“We continued to make progress on our core initiatives of reducing working capital, improving gross margins and controlling costs,” noted William Brown, Chairman and Chief Executive Officer. “We reduced our investment in working capital by $98 million compared to this time last year and lowered debt by $84 million. Gross margins improved by 3.4 percentage points and in our seasonally slow garden quarter, we reduced our per share loss to less than half of year ago levels. With a stronger balance sheet, we are beginning to accelerate new product introductions and once again explore potential acquisitions.”

The Company reported net sales of $269 million in the quarter, a decline of eight percent compared to $293 million in the comparable fiscal 2009 period. The Company reported operating income of $0.5 million compared to a loss of $2.7 million in the year ago period. Net interest expense was $4.9 million compared to $6.6 million a year ago. The net loss for the quarter was $2.9 million, or $0.04 per share compared to a net loss of $6.2 million or $0.09 per share in the year ago period. Branded product sales decreased 9% percent to $220 million. Sales of other manufacturers’ products declined 2% percent to $49.2 million. Depreciation and amortization was $7.2 million compared to $7.5 million in the year ago period. The quarter ending leverage ratio was 2.6x.

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Net sales for the Garden Products segment in its seasonally slow quarter were $88 million, a decrease of 18 percent from $107 million in the comparable fiscal 2009 period. The Garden Products operating loss was $6.3 million compared to a loss of $7.8 million in the year ago period. Branded product sales declined $20 million to $74 million. Sales of other manufacturers’ products increased $1 million to $14 million. Net sales for the Pet Products segment were $182 million, a decrease of two percent compared to $186 million in the year ago period. Operating income for the Pet Products segment was $17.6 million, compared to $12.9 million in the year ago period. Branded product sales were $146 million, a decrease of $2 million compared to last year. Sales of other manufacturers’ products were $36 million compared to $38 million last year.

The Company will discuss its first quarter results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-713-4216 and passcode 7630 9971 (domestic) or 1-617-213-4868 and passcode 7630 9971 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at http://ir.central.com/phoenix.zhtml?c=93879&p=irol-calendar. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link: https://www.theconferencingservice.com/prereg/key.process?key=PEVBRKRLU. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 1504 3145 (domestic) and 1-617-801-6888 and passcode 1504 3145 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. We are committed to new product innovation and our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH®, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including those relating to the new product introductions and potential acquisitions are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 20, 2009, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 27, 2008	December 26, 2009
Net Sales	$292,542	$269,236
Cost of Goods Sold and Occupancy	207,061	181,467

Gross Profit	85,481	87,769

Selling, General and Administrative Expenses	88,147	87,248

Income (Loss) from Operations	(2,666)	521

Interest Expense	(6,884)	(4,944)
Interest Income	332	10
Other Income (Expense)	(950)	592

Loss Before Income Tax Benefit	(10,168)	(3,821)

Income Tax Benefit	(3,853)	(1,402)

Loss Including Non Controlling Interest	(6,315)	(2,419)
Net Income (Loss) Attributable Non Controlling Interest	(131)	475

Net Loss Attributable to Central Garden & Pet	$(6,184)	$(2,894)

Basic and Diluted Loss Per Common Share:	$(.09)	$(0.04)

Weighted Average Shares Outstanding:
Basic and Diluted	70,519	66,828

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Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 27, 2008	December 26, 2009	September 26, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$8,862	$91,791	$85,668
Accounts Receivable	165,681	128,991	206,565
Inventories	393,702	327,403	284,834
Other Current Assets	41,207	48,023	44,425

Total Current Assets	609,452	596,208	621,492

Property and Equipment - Net	171,616	162,336	164,734

Goodwill	201,499	207,749	207,749
Other Intangible Assets - Net	106,493	102,236	103,366
Deferred Income Taxes and Other Assets	105,301	53,448	53,584

Total	$1,194,361	$1,121,977	$1,150,925

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$120,936	$117,635	$108,836
Accrued Expenses	78,268	83,091	82,143
Current Portion of Long-Term Debt	3,332	3,256	3,270

Total Current Liabilities	202,536	203,982	194,249

Long-Term Debt	487,721	404,007	404,815
Other Long-Term Obligations	6,663	4,405	4,526
Total Central Garden & Pet Company Shareholders’ Equity	496,982	509,623	545,085
Non Controlling Interest	459	(40)	2,250
Total Shareholders’ Equity	497,441	509,583	547,335

Total	$1,194,361	$1,121,977	$1,150,925